UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2014

PhotoMedex, Inc.
(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-619-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement Item

On May 12, 2014, PhotoMedex, Inc. (the “Company”) entered into an $85 million senior secured credit facilities (“the Facilities”) with the lenders that are parties thereto (collectively, the “Lenders”) and JP Morgan Chase (“Chase”) as Administrative Agent for the Lenders.  The Facilities included a $10 million revolving credit facility and a $75 million four-year term loan. The Facilities were utilized to refinance the existing term debt with Chase, fund the acquisition of LCA-Vision, Inc. and for working capital and other general corporate purposes.

Interest is determined at Eurodollar plus a margin between 3.25% and 4.50%. The margin is updated quarterly based on the then-current leverage ratio. The Facilities are secured by a first priority security interest in and lien on all assets of the Company. All current and future subsidiaries are guarantors on the Facilities.

There are financial covenants including a maximum leverage covenant and a minimum fixed charge covenant, which the Company must maintain. These covenants will be determined quarterly based on a rolling past four quarters of financial data. As of June 30, 2014, the Company failed to meet both financial covenants and is in default of the Facilities. On August 4, 2014, the Company received a notice of default and a reservation of rights from Chase and is engaging a third-party independent advisor to assist the Company in negotiating a longer term solution to the current default.  As a result of the default, the Lenders may accelerate the $85 million outstanding under the Facilities.  The Lenders also may increase the applicable interest on loans under the Facilities by 2%.  As of the date of this report, the Lenders have neither accelerated the outstanding amount nor increased the applicable interest but may do so in the future.

9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

99.1           Reservation of Rights Letter dated August 4, 2014 issued by JPMorgan Chase Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date: August 7, 2014	By: /s/ Dolev Rafaeli
Dolev Rafaeli Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Reservation of Rights Letter dated August 4, 2014 issued by JPMorgan Chase Bank, N.A.